EXHIBIT B

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13D or any amendments thereto, with respect to the Series A Preferred Stock and Series B Preferred Stock of The Greater Cannabis Company, Inc. and that this Agreement be included as an attachment to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on July 16, 2026.

TRAFALGAR ASSET MANAGEMENT, LLC

By:	/s/ Porfirio Sanchez Talavera*
Name:	Porfirio Sanchez Talavera
Title:	Manager

PORFIRIO SANCHEZ TALAVERA

By:	/s/ Porfirio Sanchez Talavera*